Exhibit 10.60

Nektar Discretionary Performance-Based Incentive Compensation Policy

1.0 Purpose

Effective January 1, 2007, Nektar has adopted this discretionary performance-based incentive compensation policy. This policy supercedes all previous incentive compensation, bonus, or variable compensation policies, regardless of the manner in which they were communicated, including incentive compensation arrangements referenced in offer letters. Nektar’s discretionary performance-based compensation policy can provide an eligible employee with additional compensation beyond the employee’s base pay, in recognition of the quality of the employee’s individual performance and Nektar’s achievement of its corporate objectives and goals. The purpose of this policy is to provide employees with an incentive to contribute to meeting corporate objectives and goals, encourage and reward excellent individual performance, recognize differences in performance between employees, to retain employees, and provide a means in which employees may share in Nektar’s success according to their individual contributions. Whether an employee receives an incentive compensation award, as well as the amount of any such award, depends upon Nektar’s performance in meeting its corporate objectives and goals, individual performance, and management discretion.

2.0 Scope

All regular full-time and part-time employees are eligible to participate in the performance-based incentive compensation program. The Chief Executive Officer’s incentive compensation is governed by a separate policy or agreement. Temporary employees are not eligible to participate.

3.0 Policy

3.1 Eligible employees may receive up to two performance-based incentive compensation awards each year, one for each semi-annual, six-month performance period. Each calendar year is divided into two performance periods. The first performance period runs from January 1 through June 30, and the second performance period is from July 1 through December 31. Each semi-annual performance period is measured and evaluated separately in terms of both Nektar’s performance and the employee’s performance. An eligible employee may receive an incentive compensation award for each performance period, depending on Nektar’s performance in terms of meeting its corporate objectives and goals, the individual employee’s performance, and management discretion.

3.2 At the beginning of each year, Nektar will assign each employee an annual incentive target. This target will be a percentage of the employee’s base compensation. With respect to overtime exempt employees, “base compensation” means an employee’s base salary earned during a performance period. With respect to overtime non-exempt employees, “base compensation” means an employee’s base salary or hourly wages, including overtime, plus any shift differential premium paid pursuant to Nektar’s policies, earned during the performance period. The dollar amount of the annual incentive target is split between the two semi-annual performance periods by dividing it equally into two parts. For example, an employee with annual base compensation of $50,000 may have an annual incentive target set at 10 percent of base pay, or $5,000. The incentive target amount is $2,500 for each semi-annual performance period in the year.

3.3 Annual incentive compensation target percentages may vary between job classifications, management levels, and employees. In all cases, the annual incentive target percentage will be set by the Executive Committee and Chief Executive Officer, within their sole and final discretion. The annual incentive compensation target is merely a goal, representing the amount that might be paid to an eligible employee who meets performance expectations while Nektar achieves its corporate objectives and goals. There is no guarantee that this annual incentive compensation target percentage, nor any dollar amount, will be paid. Depending on Nektar’s performance and individual performance, as well as management discretion, an amount greater or lesser than the incentive compensation target percentage or amount may be awarded to an eligible employee. In all cases, whether an individual employee is paid any incentive compensation award, as well as the amount of any such award, is within Nektar’s sole and final discretion.

3.4 At the beginning of each performance period, the Organization and Compensation Committee of the Board of Directors (“Compensation Committee”) and Chief Executive Officer will establish corporate objectives and goals for that performance period.

3.5 Following the close of each performance period, the Compensation Committee and Chief Executive Officer will measure and determine Nektar’s progress in meeting its corporate objectives and goals for that performance period. Based on this evaluation, they will determine a percentage at which Nektar met its corporate goals and objectives during that performance period. This corporate performance percentage rating shall be assigned by the Compensation Committee and Chief Executive Officer, within their sole and final discretion. A rating of 100 percent would mean that Nektar met all of its corporate goals and objectives during the performance period. A rating above 100 percent means Nektar exceeded its corporate objective and goals, while a rating of less than 100 percent means that the Compensation Committee and Chief Executive Officer determined that Nektar did not fully achieve its corporate goals and objectives. The Compensation Committee may, within its sole and final discretion, determine that Nektar’s corporate performance for a performance period does not merit awarding any incentive compensation under this policy.

3.6 The corporate performance percentage rating determined by the Compensation Committee and Chief Executive Officer determines the corporate performance portion of an eligible employee’s incentive compensation award. The result is the corporate incentive pool available for distribution based on Nektar’s corporate performance, subject to further adjustment based on individual performance and management discretion. The corporate performance percentage is applied to an eligible employee’s annual incentive compensation target for the performance period. For example, an employee with annual base pay of $50,000, annual incentive compensation target of 10 percent, has an incentive compensation target of $2,500 for a performance period. In this period, as an example, Nektar meets and exceeds its corporate goals and objectives, with a corporate performance percentage rating and corporate incentive pool of 110 percent. As a result, the employee’s target incentive compensation target would be raised by

10 percent, the amount by which Nektar exceeded its corporate objectives and goals, so that the employee’s incentive compensation target for the performance period now is $2,750. If Nektar does not meet its corporate goals and objectives, as determined by the Chief Executive Officer and the Compensation Committee, the result will be a reduction in the corporate incentive pool. Thus, as another example, the Compensation Committee sets a corporate performance percentage rating and corporate incentive pool of 80 percent for a performance period. The result is that an employee with an incentive compensation target of $2,500 would now have an incentive compensation target for the period of $2,000.

3.7 To receive an incentive compensation award for a performance period, an individual employee’s most recent individual performance rating must be at least “meets expectations” for that performance period. An employee with an individual performance rating of “occasionally does not meet expectations” will be eligible for a reduced incentive compensation award, which, if any award is given, will be less than what the employee might have received if the employee’s individual performance rating had been “meets expectations.” The amount of any such reduced incentive compensation award will be determined within management’s sole and final discretion. An employee with any lower performance rating than “occasionally does not meet expectations” will not be eligible for an incentive compensation award. An employee whose performance rating makes him or her eligible for an incentive compensation award may receive an adjustment up or down in his or her target incentive compensation, after the corporate incentive pool has been determined. The amount of any adjustment is within management’s sole and final discretion. However, generally an employee who meets expectations may be awarded the full incentive compensation target amount, while an employee who exceeds expectations might receive an increased percentage of the target amount. For example, if the employee discussed as an example in Section 3.6 had a rating of “meets expectations,” the employee may receive 100 percent of the new incentive target amount, or $2,750. If the employee has a rating of “exceptional,” management may, in its discretion, award a greater amount. Likewise, an employee whose performance was rated at least at “meets expectations” but whose recent performance has declined may receive an award of a lesser amount, within Nektar’s sole and final discretion.

3.8 Nektar conducts formal annual reviews of employee performance. These reviews usually will be completed around February of each year. An eligible employee’s performance rating in this review will be used to determine the employee’s individual performance rating for the previous performance period, or the second half of the previous year, as well as the current performance period, or the first performance period of the current year. If the employee’s individual rating is “meets expectations” or better, Nektar generally will apply that performance rating to determine the employee’s incentive compensation award eligibility and amount for the two performance periods. However, at mid-year for determination of any award for the first performance period of the year, this annual performance rating is only a starting point. It does not guarantee an incentive compensation award, nor does it guarantee an award of any particular amount. Each employee’s manager may, within his or her discretion and with the approval of the Vice President of Human Resources, issue an employee a special mid-year rating for the first performance period of the year, if the manager believes that the employee’s current performance rating has changed since the annual performance review. Thus, a special mid-year rating may result in an incentive compensation award consistent with the employee’s annual review rating, in an award of a greater or lesser amount, or in a decision not to give an employee an award at all. Any special mid-year rating will be issued within Nektar’s sole and final discretion.

3.9 If an employee’s annual performance rating was below “meets expectations,” the employee’s manager may, within his or her discretion and with the approval of the Vice President of Human Resources, review the employee’s individual performance again at mid-year for purposes of determining whether the employee is eligible for an incentive compensation award for the first performance period of the year. If management determines that the employee’s performance has improved, it may, in its discretion, issue a special rating and grant the employee an incentive compensation award. Any such determination shall be made within Nektar’s sole and final discretion.

3.10 A new employee hired during a performance period is eligible for an incentive compensation award pro-rated to cover the portion of the performance period in which the new employee worked. For new employees whose performance has not yet been evaluated through Nektar’s annual performance review process, Nektar will treat those employees as being rated at the “meets expectations” level, until the employee receives an annual performance rating. Nonetheless, based on the employee’s performance, the employee’s manager may, with approval of the Vice President of Human Resources, issue a new employee a special rating either above or below “meets expectations” for a performance period. This rating may result in a greater or lesser award than the new employee otherwise might receive for the performance period. Any such special performance rating for a new employee, including whether a special performance rating is issued at all, shall be within the sole and final discretion of Nektar. Any incentive compensation award to a new employee is otherwise subject to the other conditions set forth in this policy.

3.11 All determinations of an employee’s individual performance rating, or related to it, are within Nektar’s sole and final discretion.

3.12 To be eligible for an incentive compensation award for any performance period, an employee must be employed by Nektar through the end of that performance period.

3.13 Employees who were on a leave of absence during a performance period, and who are still employed by Nektar at the end of the performance period, will be eligible for a pro rata incentive compensation award for the portion of the performance period in which they were employed and not on a leave of absence, subject to the other conditions set forth in this policy, including review of the employee’s individual performance.

3.14 All determinations related to the discretionary performance-based incentive compensation program, including, but not limited to, whether any employee is awarded an incentive compensation award, the amount of any incentive compensation award, whether and to what extent Nektar met its corporate objectives and goals, and any employee’s individual performance rating, are solely within Nektar’s discretion and are not reviewable.

3.15 Nektar’s discretionary performance-based incentive compensation program is not contractual and may be changed or withdrawn at will by Nektar. All questions concerning the interpretation and application of this program that are not specifically answered by the terms of this policy shall be resolved within Nektar’s sole and final discretion.